For Immediate Release

For more information, contact:

Darin Janecek, Chief Financial Officer

ARI Network Services, Inc.
Phone: (414) 973-4300

Investor Contact:

Joe Dorame, Robert Blum, Joe Diaz
Lytham Partners, LLC
Phone: (602) 889-9700

ARI Network Services Announces Fiscal Year 2013  Second Quarter Financial Results

And the Closing of $4.8 Million Private Placement

Milwaukee, Wis., March  11, 2013 – ARI Network Services (OTCBB: ARIS), a leader in creating, marketing, and supporting SaaS and DaaS solutions that connect consumers, dealers, distributors, and manufacturers in selected vertical markets, reported financial results today for the second quarter of fiscal 2013 ended January 31,  2013.  The Company also announced today that it has entered into definitive agreements with various accredited investors in a private placement of $4.8 million of common stock at a price of $1.50 per share.

Highlights for the quarter included:

•

On November 28, 2012, the Company acquired the assets of the retail division of 50 Below Sales & Marketing, Inc., a leading provider of eCommerce websites to the powersports, automotive tire and wheel aftermarket, medical equipment and pool and spa industries.  The acquisition brings with it over 3,500 dealer websites, more than doubling the size of ARI’s website business and making websites the Company’s largest source of revenue.

•	Total revenue for the second quarter of fiscal 2013 increased 35.9% to $7.5 million compared to $5.5 million in for the same period in fiscal 2012, primarily as a result of the acquisition.
•	Recurring revenue for the quarter increased 41.9% to $6.6 million, or 88.3% of total revenue, from $4.7 million, or 84.6% of total revenue, for the same period in fiscal 2012.
•	For the quarter ended January 31, 2013, churn (the measure of customers that do not renew) improved approximately 28.4% compared to the same quarter last year.

Fiscal Year 2013  Second Quarter Financials

ARI reported revenue of $7.5 million for the second quarter of fiscal 2013 versus $5.5 million for the same period last year, an increase of 35.9%.  Recurring revenue comprised approximately 88.3% of total revenue during the quarter and 86.0% of total year to date revenue in fiscal 2013,  compared to 84.6%  and 84.2% for the same periods last year.

Total operating expenses increased 55.0%  to $6.3 million for the three months ended January 31, 2013 compared with $4.1 million for the three months ended January 31, 2012. This increase resulted primarily from the addition of the Ready2Ride and 50 Below operations.  Of this increase, approximately $625,000 represents acquisition-related legal and professional fees.  The company reported a loss from operations of $566,000 during the quarter, versus operating income last year of $170,000.  This loss stems primarily from the acquisition-related fees as well as ongoing integration activities.

The company reported net income of $4,000, or $0.00 per share, for the quarter ended January 31, 2013, compared to $61,000 or $0.01 per share for the same period last year.  EBITDA, a non-GAAP measure, was $241,000 for the second quarter of fiscal 2013, compared to $935,000 for the same period last year.

Private Placement Transaction

The Company entered into definitive agreements with various accredited investors in a private placement of approximately $4.8 million of common shares at a price of $1.50 per share.  In addition, the Company will issue to the investors warrants to purchase 1,066,667 shares of common stock.  The warrants have an exercise price of $2.00 per share and are exercisable for five years.

New institutional investors accounted for the majority of the financing and existing investors made up the remainder. The signing of the purchase agreements occurred on Tuesday, March 12, 2013. The offering is expected to close on or about Monday, March 18, 2013, subject to satisfaction of customary closing conditions.  Ascendiant Capital Markets LLC acted as the exclusive placement agent for the transaction.

The securities offered in this private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws.  Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act of 1933 and such applicable state securities laws.  The securities were offered only to accredited investors.

Management Discussion

Roy W. Olivier, President and Chief Executive Officer of ARI, commented, “50 Below integration activities are well underway; this acquisition will be a game changer for ARI.  The integration of 50 Below into ARI makes us one of the leading providers of websites to the powersports market, and the addition of Ready2Ride’s aftermarket fitment data to our product offering makes ARI one of the most comprehensive providers of eCommerce solutions to the powersports industry.  This acquisition also provides us with a footprint in the automotive aftermarket industry with more than 2,000 wheel and tire dealer websites.”

Mr. Olivier continued, “The recent acquisitions should rapidly facilitate the growth of the company, and the synergistic opportunities from integrating operations significantly enhance the scalability of the combined organization. We expect both of these acquisitions to be accretive to earnings in fiscal 2014 and anticipate EBITDA returning to historical levels in fiscal 2015, as we continue to consolidate operations and further leverage our fixed operating cost structure.  We remain very focused on our organic growth strategy as well and released numerous product upgrades and new features, including the roll out of our new AccessorySmartTM aftermarket parts lookup solution, a first for the powersports industry.  I am extremely excited with the future prospects for our organization.”

Darin Janecek, Chief Financial Officer of ARI, commented, “While our operating results will be affected over the remainder of fiscal 2013 from the acquisition-related legal and professional fees as well as ongoing integration activities, we anticipate significant year-over-year revenue growth from these acquisitions.  We expect both the Ready2Ride and 50 Below acquisitions to be accretive to earnings in fiscal 2014 and anticipate additional revenue growth next year as well.”

With respect to the private placement transaction, Mr. Olivier commented, “we are also very pleased to announce this significant financing transaction, the proceeds of which will be used to pay down the debt used to finance our recent acquisitions.   Reducing our debt structure to pre-acquisition levels will allow us to prioritize our efforts on integrating the acquired companies, which will position us to further advance our competitive position in the marketplace and opportunistically take advantage of strategic situations.”

Non-GAAP Measures

EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization.  Management believes EBITDA, to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.  A reconciliation of net income to EBITDA can be found on the investor relations section of our website for all periods presented.

No Offer or Solicitation

This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities, nor shall there be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Second quarter Conference Call

ARI will conduct a conference call tomorrow,  Tuesday March 12, 2013 at 4:30 pm EST to review the financial results for the second quarter of fiscal 2013 ended January 31, 2013. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.arinet.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10026125. A web cast replay will be available in the Investor Relations section of the Company’s website at http://www.arinet.com until the next earnings conference call.

About ARI

ARI Network Services, Inc. is a leader in creating, marketing, and supporting software, software as a service (“SaaS”) and data as a service (“DaaS”) solutions that enhance revenue and reduce costs for our customers. Our innovative, technology-enabled solutions connect the community of consumers, dealers, distributors, and manufacturers to help our customers efficiently service and sell more whole goods, parts, garments, and accessories worldwide in selected vertical markets that include powersports, outdoor power equipment, marine, and white goods.  We estimate that more than 22,000 equipment dealers, 140 manufacturers, and 195 distributors worldwide leverage our technology to drive revenue, gain efficiencies and increase customer satisfaction.

Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933.  All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management.  Words such as  "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Such risks and uncertainties include those related to the ongoing integration of our recently acquired businesses, as well as those factors described in Part 1A of the Company’s annual report on Form 10‐K for fiscal year ended July 31, 2012, filed with the Securities and Exchange Commission, and in subsequent filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.